SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Captiva Software Corporation

(Name of Registrant as Specified In Its Charter)

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CAPTIVA SOFTWARE CORPORATION

10145 Pacific Heights Blvd.

San Diego, CA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 26, 2005

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Captiva Software Corporation, a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 26, 2005 at 8:30 a.m. local time at the Company’s San Diego office located at 10145 Pacific Heights Blvd., 6th Floor, San Diego, California for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To approve an increase in the aggregate number of shares of common stock authorized for issuance under the Amended and Restated 1993 Stock Option/Stock Issuance Plan by 1,000,000 shares.

3.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 8, 2005. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Bradford Weller

Secretary

San Diego, California

April 21, 2005

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CAPTIVA SOFTWARE CORPORATION

10145 Pacific Heights Blvd.

San Diego, CA 92121

PROXY STATEMENT

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 26, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Captiva Software Corporation (sometimes referred to as the “Company” or “Captiva”) is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 22, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 8, 2005 will be entitled to vote at the annual meeting. On this record date, there were 12,400,864 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 8, 2005 your shares were registered directly in your name with Captiva’s transfer agent, EquiServe Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 8, 2005 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of six directors;

•	Approval of an increase in the aggregate number of shares of common stock authorized for issuance under the Amended and Restated 1993 Stock Option/Stock Issuance Plan by 1,000,000 shares; and

•	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting where a ballot will be made available to you.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-877-779-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Time on May 25, 2005 to be counted.

•	To vote on the Internet, go to http://www.eproxyvote.com/cptv to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Time on May 25, 2005 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Captiva. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 8, 2005.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all six nominees for director, “For” approval of the increase in the aggregate number of shares of common stock authorized for issuance under the Amended and Restated 1993 Stock Option/Stock Issuance Plan by 1,000,000 shares, and “For” ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005 If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and The Altman Group may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but The Altman Group will be paid its customary fee of approximately $5,500 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Captiva Software Corporation’s Secretary at 10145 Pacific Heights Blvd, San Diego, CA 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2005, to Captiva Software Corporation, 10145 Pacific Heights Boulevard, San Diego, CA 92121, attn: Corporate Secretary. If you wish to submit a proposal that is not to be included in next year’s proxy materials, you must do so by written notice delivered to or mailed or received at Captiva Software Corporation, 10145 Pacific Heights Blvd., San Diego, CA 92121, attn: Corporate Secretary, not less than twenty (20) days nor more than sixty (60) days prior to the date of next year’s annual meeting of stockholders.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as “broker non-votes,” as described below.

With respect to each of the proposals to be voted on at the meeting, if shares of our common stock that are held in “street name” by a broker are not voted by the broker who is the record holder of the shares, (a “broker non-vote,”) or if shares are voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these shares will not be counted towards the total votes cast on a particular proposal for purposes of determining whether stockholder approval of the proposal has been obtained.

How many votes are needed to approve each proposal?

•	For the election of directors, the six nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2, approval of the increase in the aggregate number of shares of common stock authorized for issuance under the Amended and Restated 1993 Stock Option/Stock Issuance Plan by 1,000,000 shares, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. On the record date, there were 12,400,864 shares outstanding and entitled to vote. Thus 6,200,433 shares must be represented by votes at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

Captiva’s board of directors currently consists of seven members. There are six nominees for director this year, as James Berglund has decided not to stand for re-election and the Board has decided not to nominate a successor to stand for election for this position at this time. Proxies may not be voted for a greater number of persons than the number of nominees named. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s death, resignation or removal. Each nominee listed below is currently a director of the Company. All of the current directors who have been nominated for election at this meeting were elected by the stockholders except Joe Rose, who was introduced to the Nominating and Corporate Governance Committee by our President, Chief Executive Officer and Director, Reynolds Bish, who recommended Mr. Rose’s appointment to the Board, which appointment became effective on August 3, 2004. All of the nominees except Mr. Rose attended the 2004 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The six nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Captiva’s Nominating & Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

The following is a brief biography of each nominee for director.

Name*	Age	Director Since	Principal Occupation/ Position Held With the Company
Patrick L. Edsell	56	2001	Director, Chairman of the Board
Reynolds C. Bish	52	2002	President, Chief Executive Officer and Director
Jeffrey Lenches	57	2003	Director
Mel S. Lavitt	67	2002	Director
Bruce Silver	56	1995	Director
Joe A. Rose	54	2004	Director

*	James Berglund, a current member of the Board of Directors is not seeking reappointment.

Patrick L. Edsell has served on the board of directors since August 2001 and as chairman of the board since February 2004. Mr. Edsell has been the President and Chief Executive Officer of NP Photonics, a privately-held fiber laser company, since February 2004. From February 2002 to February 2004, Mr. Edsell served as President and Chief Executive Officer of Gigabit Optics, a privately held supplier of components for optical networks. From 1997 to February 2002, Mr. Edsell was President and Chief Executive Officer for Spectra-Physics, a supplier of laser and optics products. Mr. Edsell holds a B.S. in Economics from the United States Air Force Academy, an M.A. in Economics from Ohio State University and an M.B.A. from the University of New Mexico.

Reynolds C. Bish has served as President, Chief Executive Officer and a director of Captiva since the completion of the July 2002 merger (the “Merger”) of ActionPoint, Inc., a Delaware corporation, and Captiva Software Corporation, a California corporation (“Old Captiva”), after which ActionPoint, Inc., our predecessor, changed its name to Captiva Software Corporation. Mr. Bish served as Old Captiva’s President and Chief Executive Officer and the chairman of its board of directors from co-founding that company in 1989 until the Merger. From 1986 to 1989, Mr. Bish served as President, Chief Executive Officer and a director of Unibase Systems, Inc. Prior to his employment with Unibase, Mr. Bish spent three years as Vice President of Finance and Chief Financial Officer at Covalent Systems Corporation, which he co-founded, six years as Vice President of Finance and Chief Financial Officer at Fafco, Inc. and three years as a Certified Public Accountant at Price Waterhouse. Mr. Bish holds a B.S. in Business Administration from Pennsylvania State University.

Mel S. Lavitt became a director of the Company upon completion of the Merger, and had been a member of Old Captiva’s board of directors since August 2000. Mr. Lavitt has been a Managing Director at the investment banking firm of C.E. Unterberg, Towbin (or its predecessor) since 1992 and is currently serving as Vice Chairman and Managing Director. From 1987 to 1992, he was President of Lavitt Management, Inc., a business consulting firm. From 1978 until 1987, Mr. Lavitt served as an Administrative Managing Director for the investment banking firm of L.F. Rothschild, Unterberg, Towbin, Inc. Mr. Lavitt is also a director of Jabil Circuit, Inc. and St. Bernard Software. Mr. Lavitt holds an A.B. in American Civilization from Brown University.

Jeffrey Lenches has served on the board of directors since June 2003. He has been a private investor and consultant since 1998. From 1990 to 1998, Mr. Lenches was employed by Electronics for Imaging, Inc., most recently as Executive Vice President. Mr. Lenches holds a bachelor’s degree in business administration from Ohio University and an M.B.A. from Pepperdine University.

Bruce Silver has served on the board of directors since July 1995. Since October 1994, Mr. Silver has been a principal of Bruce Silver Associates, a consulting firm in document management and business process management technology that he founded in 1994. From May 1990 to October 1994, Mr. Silver was a vice president of BIS Strategic Decisions, a market research firm. Prior to May 1990, Mr. Silver held a variety of engineering and marketing management positions at Wang Laboratories and Polaroid Corporation. Mr. Silver holds an A.B. in Physics from Princeton University, and a Ph.D. in Physics from the Massachusetts Institute of Technology.

Joe A. Rose has served on the board of directors of Captiva since August, 2004. Since January 2004, Mr. Rose has been Managing Director and Principal of Narrow Gate Interests LLC, an investment and consulting firm he founded. From May 1997 through August 2003, Mr. Rose served as Executive Vice President and Chief Operating Officer at SOURCECORP Incorporated; a business process outsourcing company. In addition, Mr. Rose served on the Board of Directors for SOURCECORP until May 2003. From May 1994 to December 1996 Mr. Rose served as President and CEO and was a member of the Board of Directors of FormMaker Software Inc, a document management and automation company. Mr. Rose holds a bachelor’s degree in Advertising and Marketing from Texas Tech University.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of the Company’s directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. Bish, the Chief Executive Officer of the Company.

Information Regarding the Board of Directors and its Committees

As required under Nasdaq listing standards, the Company’s independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. The Chairpersons of the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee will each preside over at least one executive session of those respective committees.

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2004 for each of the Board committees:

Name	Audit	Compensation	Nominating & Corporate Governance
Patrick L. Edsell[5]	X1
Mel S. Lavitt		X1	X
James Berglund			X2
Bruce Silver	X		X
Jeffrey Lenches		X	X
Joe A. Rose	X4	X3
Total meetings in fiscal year 2004	15	6	6

[1]	Committee Chairperson
[2]	Appointed to Committee as Committee Chairperson on February 12, 2004
[3]	Appointed August 3, 2004
[4]	Appointed February 10, 2005
[5]	Designated Financial Expert

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee—Composition

The Company has an Audit Committee of the Board of Directors that is comprised of three directors: Messrs. Edsell, Rose (appointed February 10, 2004, replacing James Berglund, who served on the Committee from August 2, 2002 to February 10, 2004.) and Silver. The Board of Directors annually reviews the Nasdaq listing standards definition of independence of Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence for audit committee members is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Edsell qualifies as an “audit committee financial expert,” as defined in applicable rules of the Securities and Exchange Commission (the “SEC”). The Board made a qualitative assessment of Mr. Edsell’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public reporting company.

Audit Committee—Duties and Responsibilities

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. In connection with its oversight functions, the Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; reviews and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of the Company’s quarterly financial statements. . The Audit Committee met fifteen times during 2004. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; reviews and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other executive officers; and administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs, other than certain stock option awards to employees who are not officers in amounts up to 10,000 shares per year which may be approved by the Company’s CEO as a Subcommittee. Three directors comprise the Compensation Committee: Messrs. Lavitt, Lenches and Rose (appointed August 3, 2004 replacing Pat Edsell, who served on the committee from August 2, 2002 to August 3, 2004.). All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met six times during 2004.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the board of directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company. The Nominating & Corporate Governance Committee charter can be found on our corporate website at www.captivasoftware.com. Four directors currently comprise the Nominating & Corporate Governance Committee: Messrs. Berglund, Lavitt, Lenches and Silver. Mr. Berglund, who was appointed to the Committee as Chairperson on February 12, 2004, is not seeking reappointment to the Board of Directors. All members of the Nominating & Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating & Corporate Governance Committee met six times during 2004.

The Nominating & Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating & Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating & Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating & Corporate Governance Committee has not received or rejected a timely director nominee from a stockholder or stockholders holding more than 1% of our voting stock.

The Nominating & Corporate Governance Committee will consider director candidates recommended by stockholders who hold more than 1% of the issued and outstanding shares of common stock of the Company. The Committee does not intend to alter the manner in which it evaluates candidates with regard to any particular vacancy, based on whether the candidate was recommended by a 1% stockholder or not. Qualifying stockholders who wish to recommend individuals for consideration by the Nominating & Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating & Corporate Governance Committee at the following address: 10145 Pacific Heights Blvd., 6th Floor, San Diego, CA 92121, Attn.: Corporate Secretary, not less than ten (10) days nor more than sixty (60) days prior to the date of next year’s annual meeting of stockholders in order to be considered for election at the annual meeting of stockholders for such year. Submissions must include evidence of qualification to submit a recommendation, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of the Company’s stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

The Board of Directors met nine times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Stockholder Communications With The Board of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on the Company’s website at www.captivasoftware.com.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct that applies to all officers, directors and employees. This Code is available on our website at www.captivasoftware.com. If the Company makes any substantive amendments to the Code of Ethics and Business Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Report of the Audit Committee of the Board of Directors2

The Company’s management has primary responsibility for preparing the Company’s financial statements and the financial reporting process. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee has general oversight responsibility with respect to the Company’s financial reporting and reviews the results and scope of the audit and other services provided by the independent registered public accounting firm.

In this context, the Audit Committee hereby reports as follows:

The Audit Committee has reviewed and discussed the financial statements with the Company’s management and the independent registered public accounting firm.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee discussed with the independent registered public accounting firm the accountants’ independence from the Company and its management. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors of the Company, and the board has approved, that the financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ended December 31, 2005.

Each of the members of the Audit Committee is independent (as independence for audit committee members is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).

Audit Committee

April 11, 2005

Patrick L. Edsell

Bruce Silver

Joe Rose

2 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

APPROVAL OF 1,000,000 SHARE INCREASE IN SHARES ISSUABLE UNDER THE

1993 STOCK OPTION/STOCK ISSUANCE PLAN

In August 1993, the Board adopted, and the stockholders subsequently approved, our 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”). The 1993 Plan was amended on several occasions, including an amendment in 2000 and again in 2001 to increase the number of shares of Common Stock authorized for issuance by 150,000 shares on each occasion. As of March 31, 2005, there were a total of 3,274,852 shares of Common Stock reserved for issuance under the 1993 Plan; of which only 85,945 remained available for grant, an amount which the Board concluded is not sufficient for future recruiting and retention purposes. .

In February 2005, the Board amended the 1993 Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the 1993 Plan by 1,000,000 shares, from a total of 3,274,852 shares to a total of 4,274,852 shares. The stockholders are being requested to approve this amendment.

During the last fiscal year, options were granted to purchase common stock under the 1993 Plan in the following amounts, and having the following values to (i) the Company’s Chief Executive Officer and its four other most highly compensated executive officers at December 31, 2004 (the “Named Executive Officers”), (ii) all executive officers as a group, (iii) all non-executive officer employees as a group and (iv) all non-employee directors as a group.

1993 Stock Option/Stock Issuance Plan

NAME AND POSITION	DOLLAR VALUE(1)	NUMBER OF SHARES UNDERLYING OPTIONS GRANTED IN 2004
Reynolds Bish President & CEO	$1,527,500	125,000
Rick Russo Chief Financial Officer	$549,900	45,000
James Vickers Chief Marketing Officer & GM Pixel Translations	$305,500	25,000
Howard Dratler Executive Vice President, Field Operations	0	0
James Nicol Executive Vice President, Product Development	0	0
All Executive Officers as a Group	$2,688,400	220,000
All Non-Executive Officer Employees as a Group	$3,050,695	227,750
All Non-Employee Directors as a Group	$226,725	27,500

(1)	Calculated by multiplying the exercise price of the options granted by the number of options granted.

As of March 31, 2005, an aggregate of 3,205,752 options to purchase shares of our Common Stock had been granted under the 1993 Plan and 85,945 options remained available for future issuance under the 1993 Plan (plus any shares that might in the future be returned to the 1993 Plan as a result of forfeiture or expiration of options).

As of April 20, 2005, no options or stock awards have been awarded on the basis of the 1,000,000 share increase for which stockholder approval is sought under this Proposal 2. At the annual meeting, each individual who has served as a non-employee Board member for the six months prior to such date and who will continue to serve as a non-employee Board member will receive an option grant under the 1993 Plan to purchase 3,500 shares of common stock at an exercise price equal to the fair market value per share of common stock on the grant date.

Stockholders are requested in this Proposal 2 to approve the amendment to the 1993 Plan, as amended and restated. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the 1993 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 1993 Plan are outlined below:

General

The 1993 Plan provides for the grant of incentive stock options, nonstatutory stock options and restricted shares (collectively, the “awards”). Incentive stock options granted under the 1993 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 1993 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” below for a discussion of the tax treatment of options.

Purpose

The Board adopted the 1993 Plan to provide a means by which employees, non-employee directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging employees, non-employee directors and consultants to focus on critical long-term objectives, (b) encouraging the attraction and retention of employees, non-employee directors and consultants with exceptional qualifications and (c) linking employees, non-employee directors and consultants directly to stockholder interests through increased stock ownership. All of the approximately 322 employees, non-employee directors and consultants of the Company and its affiliates are eligible to participate in the 1993 Plan.

Administration

A Committee consisting exclusively of two or more directors of the Company appointed by the Board, and whose composition satisfies both the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 162(m) of the Code administers the 1993 Plan. With respect to awards granted under the 1993 Plan to employees and consultants who are not officers or directors of the Company, the Board may appoint a secondary committee composed of one or more directors of the Company to administer such grant. Subject to the provisions of the 1993 Plan, the Committee (or secondary committee to the extent acting as plan administrator) shall have the power to select the persons who are to receive awards under the 1993 Plan, determine the type, number, vesting requirements and other features and conditions of such awards, interpret the 1993 Plan and make all other decisions relating to the operation of the 1993 Plan. As used herein with respect to the 1993 Plan, the “Committee” refers to any committee or secondary committee that the Board appoints to administer the 1993 Plan.

The regulations under Rule 16b-3 of the Exchange Act require that the directors who serve as members of the Committee must be “non-employee directors.” The regulations under Section 162(m) of the Code require that the directors who serve as members of the Committee must be “outside directors.” The 1993 Plan provides that directors serving on the Committee must be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension 1993 Plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act. Neither provisions of Rule 16b-3 of the Exchange Act nor Section 162(m) of the Code applies to any secondary committee appointed to administer awards granted under the 1993 Plan to employees and consultants who are not officers or directors of the Company.

Repricing. In the event of a decline in the value of our Common Stock, the Committee does not have the authority, without the consent of our stockholders, to offer participants the opportunity to replace outstanding higher priced awards with new lower priced awards or to undertake any action that is treated as a repricing under generally accepted accounting principles.

Stock Subject to the 1993 Plan

If the stockholders approve this Proposal 2, an aggregate of 4,274,852 shares of Common Stock will be reserved for issuance under the 1993 Plan. If options granted under the 1993 Plan are forfeited or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again become available for issuance as awards under the 1993 Plan. If restricted shares or Common Stock issued upon the exercise of options are forfeited, then such Common Stock shall again become available for issuance under the 1993 Plan, but only in the form of a grant of restricted shares or nonstatutory stock option. The aggregate number of shares of our Common Stock that may be issued under the 1993 Plan upon the exercise of incentive stock options shall not be increased when shares of our Common Stock that may be acquired pursuant to an exercise of restricted shares or nonstatutory stock options are forfeited.

Eligibility

Incentive stock options may be granted under the 1993 Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), non-employee directors, and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the 1993 Plan.

No incentive stock option may be granted under the 1993 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any of its affiliates, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an option holder during any calendar year (under the 1993 Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

No person may be granted options under the 1993 Plan exercisable for more than 500,000 shares of our Common Stock during the term of the 1993 Plan.

Terms of Options

Options are granted through a stock option agreement. The following is a description of the permissible terms of options under the 1993 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. See “Federal Income Tax Information” below. As of March 31, 2005, the closing price of the Company’s Common Stock as reported on the Nasdaq National Market System was $ 10.83 per share.

The exercise price of options granted under the 1993 Plan is generally payable (i) in cash or cash equivalents, (ii) by delivery of shares of our Common Stock, (iii) consideration received in a “cashless” broker-assisted sale or broker-assisted loan, (iv), by delivery of a full-recourse promissory note (provided that the par value of the Common Stock being purchased under the 1993 Plan, if newly issued, shall be paid in cash or cash equivalents), (v) in consideration of a reduction in the option holder other compensation, or (vi) in any other form of legal consideration that is consistent with applicable laws, regulations and rules. In the case of an incentive stock option granted under the 1993 Plan, any payment of the exercise price must be made only pursuant to the express provisions of the applicable stock option agreement. The Committee, in its sole discretion, may permit or require an option holder to pay the exercise price of options granted under the 1993 Plan according to a deferred payment arrangement whereby the Common Shares that would be delivered to an option holder as a result of the exercise of an option would be converted into amounts credited to a deferred compensation account established for such option holder by the Committee as a entry on the Company’s books. Such deferred compensation accounts may be credited with interest or other forms of investment return, as determined by the Committee. An option holder for whom such an account is established shall have no rights other than those of a general creditor of the Company, and such an account shall represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable option agreement between the option holder and the Company.

Option Exercise. Options granted under the 1993 Plan may become exercisable in cumulative increments (“vest”) as determined by the Committee. Shares covered by currently outstanding options under the 1993 Plan typically vest over four years during the option holder’s employment by, or service as a director or consultant to, the Company or an affiliate (collectively, “service”). Shares covered by options granted in the future under the 1993 Plan may be subject to different vesting terms. The Committee has the power to accelerate the time during which an option may vest or be exercised. The stock option agreement may provide that a new option will be automatically granted to an option holder when he or she exercises a prior option and pays the exercise price by delivery (including via attestation) of shares of Common Stock. To the extent required by applicable federal, state or foreign law, an option holder must make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the exercise of options granted under the 1993 Plan. The Company shall not be required to issue any Common Stock or make any cash payment in connection with the exercise of options under the 1993 Plan until such withholding tax obligations are satisfied. Alternatively, an option holder, subject to Committee approval, may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by authorizing the Company to withhold a portion of the stock otherwise issuable to the option holder, by delivering already-owned Common Stock of the Company.

Term. The maximum term of options under the 1993 Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum term is five years. Subject to the terms of the applicable stock option agreement between the option holder and the Company, the vesting of options may accelerate in the event of an optionee’s death, disability or retirement or other events and options may be terminated prior to the end of its term in the event of the termination of an option holder’s service.

Repurchase. The Committee may at anytime repurchase an option previously granted in consideration for cash or cash equivalents or authorize an optionee to elect to cash out an option previously granted on such terms and conditions as the Committee shall establish.

Terms of Restricted Shares

Restricted shares are granted through a restricted stock agreement. The consideration to be paid by a recipient of restricted shares will be determined by the Committee and may be payable in any form acceptable to the Board and permitted under applicable law, including without limitation, cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an award consists of newly issued restricted shares, and as determined by the Committee, the consideration shall consist exclusively of cash, cash equivalents or past services rendered to the Company or its affiliates or, for the amount in excess of the par value of such newly issued restricted shares, full-recourse promissory notes. Holders of shares covered by a restricted stock agreement shall have the same voting, dividend and other rights as the Company’s other stockholders; provided, however, that such restricted stock agreement may require such dividends to be converted into additional shares covered by the restricted share agreement.

Restricted shares granted under the 1993 Plan may or may not be subject to vesting. If applicable, vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the restricted stock agreement, and may be accelerated in the event of a participant’s death, disability or retirement or other events. The Committee may determine, at the time of grant or thereafter, that all or part of any restricted shares granted shall become fully vested in the event of a change in control or in the event that a participant is subject to an involuntary termination after a change in control.

Other Stock Awards

The Company may grant stock awards under other plans or programs Common Stock granted under such other stock awards shall, when issued, count against the share reserves of the 1993 Plan. See “Stock Subject to the 1993 Plan” above.

Adjustment Provisions

In the event of a subdivision of the outstanding Common Stock, a declaration of a dividend payable in Common Stock, or a combination or consolidation of the outstanding Common Stock (by reclassification or otherwise) into a lesser number of Common Stock, the 1993 Plan will be automatically adjusted as to (i) the maximum number of shares of Common Stock subject to the 1993 Plan, (ii) the maximum number of shares that can be granted in the form of options to a participant, (iii) the number of Common Stock covered by each outstanding option, or (iv) the exercise price under each outstanding option.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Stock in an amount that has a material effect on the price of Common Stock, a recapitalization, a spin-off or similar occurrence, the Committee, in its sole discretion, shall make such adjustments as it deems appropriate as to one or more of the four enumerated items in the preceding paragraph.

Effect of Certain Corporate Events

The 1993 Plan provides that, in the event of a merger or other reorganization, any surviving corporation may either assume options outstanding under the 1993 Plan or substitute similar options for those outstanding under the 1993 Plan, or such outstanding options will continue in full force and effect. If any surviving corporation does not assume options outstanding under the 1993 Plan, or to substitute similar options, then, the vesting and the time during which such options may be exercised will be accelerated. If the option holder does not exercise the option before such an event, the full value of any outstanding awards will be settled in cash or cash equivalents followed by cancellation of such awards. In the event of a dissolution or liquidation of the Company, all outstanding options will be terminated if not exercised prior to the dissolution or liquidation.

The acceleration of an option in the event of a corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

The Board may terminate the 1993 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the ability to grant incentive stock options under the 1993 Plan will terminate on or after the tenth anniversary of the date when the board adopted the most recent increase in the number of Common Shares available under Article 3 that was approved by the Company’s stockholders.

The Board may also amend the 1993 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent such approval is necessary to satisfy the requirements of any applicable laws, regulations or rules.

Limitation on Payments

In the event that the Company’s independent registered public accounting firm determine that any payment or transfer by the Company under the 1993 Plan to or for the benefit of a participant would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then, unless otherwise agreed by the Company, the aggregate present value of all such payments or transfers shall be reduced (but not below zero) to a present value which maximizes the aggregate present value of such payments or transfers without causing any payments or transfers to be nondeductible by the Company because of the provisions of Section 280G.

As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by our independent registered public accounting firm, it is possible that payments will have been made by the Company which would not have been made (an “overpayment”) or that additional payments which will not have been made by the Company could have been made (an “underpayment”), consistent in each case with the calculation of the reduced amount. In the event that the registered public accounting firm, based on the assertion of a deficiency by the Internal Revenue Service against the Company or the participant which the registered public accounting firm believe has a high probability of success, determine that an overpayment has been made, such overpayment shall be treated for all purposes as a loan to the participant which he or she shall repay to the Company, together with interest at the applicable federal rate; provided, however, that no amount shall be payable by the participant to the Company if and to the extent such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the independent registered public accounting firm determine that an underpayment has occurred, the Company shall promptly pay or transfer such underpayment to or for the benefit of the participant, together with the interest at the applicable federal rate.

The limitation on payments described in this section shall apply to an award only if our independent registered public accounting firm determine that the after-tax value of an award to a participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the participant will be greater after the application of this limitation than it was before the application of this limitation. Alternatively, an award may be subject to the limitation on payments if the Committee, at the time of granting such award under the 1993 Plan or at any time thereafter, specifies in writing that such award shall be subject to such limitation on payments.

Federal Income Tax Information

Incentive Stock Options. Incentive stock options under the 1993 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or to us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any. If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options. No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, with respect to employees, we will be required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will be entitled to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Restricted Shares. No taxable income is recognized upon receipt of restricted shares. In general, the participant will recognize ordinary income, in an amount equal to the then fair market value of the shares in the year in which the later of the following events occurs: (i) the shares issued upon the grant of restricted stock vest, or (ii) the shares subject to award are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance provided that any deferred issuance of the shares beyond the vesting date complies with the requirements of Section 409A of the Code. Generally, with respect to employees, we will be required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will be entitled to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Potential Limitation on Our Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by one of our covered employees, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.

In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Restricted shares will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount—or formula used to calculate the amount—payable upon attainment of the performance goal).

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since its inception in 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm Fees

The following table presents fees incurred by the Company for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2004 and December 31, 2003.

	2004	2003
Audit Fees (1)	$794,000	$234,00
Audit-related Fees	—	—
Tax Fees (2)	27,000	21,000
All Other Fees (3)	1,000	1,000

Total Fees	$822,000	$256,000

(1)	Audit fees consisted of fees for services rendered in connection with the annual audit of the Company’s consolidated financial statements, fees for the audit of the Company’s internal control over financial reporting as of December 31, 2004 in accordance with Section 404 of the Sarbanes Oxley Act of 2002, fees for the review of interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and fees for SEC registration statement services.
(2)	Tax fees consisted of fees for tax consultation and tax compliance services, including performance of a Section 382 analysis in 2003.
(3)	Represents fees for subscription to PricewaterhouseCoopers LLP’s on-line research tool.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy requires pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All fees incurred in 2004 were pre-approved by the Audit Committee in accordance with this policy, with the exception of approximately $20,000 in tax fees that were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2005 by: (i) each nominee for director; (ii) each of the Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Essex Investment Management Co. LLC	1,196,520	9.65%
125 High Street, 29th Floor Boston, MA 02110
Luther King Capital Management Corporation (2)	650,805	5.25%
301 Commerce Street, Suite 1600 Fort Worth, TX 76102

Directors and Executive Officers
Reynolds C. Bish(3)	548,747	4.24
Howard Dratler(4)	200,000	1.59
Rick Russo(5)	160,426	1.29
Mel S. Lavitt(6)	121,493	*
James Vickers(7)	93,750	*
Bradford Weller(8)	52,000	*
James Nicol(9)	48,750	*
James Berglund(10)	30,500	*
Bruce Silver(11)	29,100	*
Patrick L. Edsell(12)	22,673	*
Jeffrey Lenches(13)	21,833	*
Joe A. Rose(14)	7,500	*
All executive officers and directors as a group (12 persons) (15)	1,336,772	9.86%

*	Less than one percent.
(1)	This table is based upon information supplied by officers and directors and Schedules 13G filed by certain stockholders with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 12,389,154 shares outstanding on March 31, 2005, adjusted as required by rules promulgated by the SEC. Shares ownership in each case includes shares of our common stock issuable upon exercise of outstanding options that are exercisable within 60 days after March 31, 2005.
(2)	Includes 605,530 shares beneficially owned by Luther King Capital Management Corporation, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and an aggregate 45,275 shares held in accounts for the benefit of Luther King Capital Management’s employees and family members of such employees.
(3)	Represents 548,747 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005.
(4)	Represents 200,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005.
(5)	Represents 91,875 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005, and 68,551 shares held by Mr. Russo..
(6)	Represents 30,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005, 26,753 shares held by Mr. Lavitt, 39,904 shares held by Mr. Lavitt’s wife, and 24,336 shares held by Park City Investments, which is wholly owned by Mr. Lavitt.
(7)	Includes 93,750 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005.

(8)	Includes 52,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005.
(9)	Represents 48,750 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005.
(10)	Represents 30,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005.
(11)	Includes 27,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005, and 2,100 shares held by Mr. Silver.
(12)	Represents 17,673 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005, and 5,000 shares held by Mr. Edsell.
(13)	Represents 21,833 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005.
(14)	Represents 7,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005.
(15)	Includes 1,170,128 shares purchasable under stock options that are currently exercisable or that will become exercisable within 60 days of March 31, 2005, and 166,644 shares of common stock.

EXECUTIVE OFFICERS

The executive officers who are not directors of the Company, the positions held by them and their ages as of March 31, 2005, are as follows:

Name	Age	Position
Rick Russo	54	Chief Financial Officer
Howard Dratler	44	Executive Vice President of Field Operations
James T. Nicol	52	Executive Vice President of Product Development
James Vickers	45	Chief Marketing Officer and General Manager of Pixel Translations
Bradford Weller	46	General Counsel, Vice President of Legal Affairs and Secretary

Rick Russo became the Chief Financial Officer of the Company upon completion of the Merger. Mr. Russo was the Chief Financial Officer of Old Captiva from 2000 until the Merger. Mr. Russo was previously Vice President of Finance at Epicor Software Corporation (formerly Data Works, an ERP software company) from 1992 through 2000. From 1982 to 1991, Mr. Russo was Vice President of Finance for Media Duplication Services Ltd., a wholly-owned subsidiary of Polaroid Corporation that provides software manufacturing services, and Controller for Media Systems Technology, Inc., a manufacturer of disk duplication hardware. Mr. Russo is a Certified Public Accountant and holds a B.S. in Accounting from Syracuse University.

Howard Dratler joined Captiva in December 2003 as the Executive Vice President of Field Operations. From May 2002 to July 2003, Mr. Dratler served as Executive Vice President of Field Operations for Allocity, which provides storage software for Microsoft Exchange. From March 1993 to May 2002, Mr. Dratler held various positions with Veritas Software Corporation, a storage software developer, including Director of Sales, Vice President and General Manager of the HP Business Unit and Vice President and General Manager of Strategic Platform Alliances. Prior to joining Veritas, Mr. Dratler held various positions at NCR/Teradata, a manufacturer of massively parallel decision support database systems, including management positions in a software engineering, quality assurance and product management. He holds a B.S. in Computer Science from Ohio State University.

James T. Nicol joined Captiva in October 2003 as Executive Vice President of Product Development. From June 2002 to October 2003, Mr. Nicol served as Executive Vice President of Product Development at FutureTrade Technologies, a provider of software-based trading tools and services to institutional traders and hedge fund managers. From August 1996 to June 2002, Mr. Nicol held several positions with Stac, Inc. and later with Previo, Inc., the successor company to Stac. Stac provided server and PC backup and recovery solutions and Previo provided eSupport recovery solutions, leveraging patented technologies from Stac, for desktop computers, laptops, and mobile computing devices. The positions he held included Vice President of Product Development and Technical Operations, member of the Office of the President, and General Manager for an Estonia development center. From 1983 to August 1996, Mr. Nicol served in a variety of senior management positions with IBM. Mr. Nicol holds a B.S. in Computer Science and an M.A. in Biological Sciences from California State University.

James Vickers became Chief Marketing Officer and General Manager of Pixel Translations upon completion of the Merger. Prior to the Merger, he served as Senior Vice President of Sales since joining the company in December 2001. Prior to that time, Mr. Vickers served as Executive Vice President of Sales and Marketing at TR Systems, a provider of software solutions for digital document communications. From February 1995 to October 2000, Mr. Vickers served in senior sales management positions for Electronics for Imaging, Inc., including Worldwide Vice President of OEM Sales. From 1983 to 1995, Mr. Vickers served in a variety of senior sales management positions for Canon Inc. Mr. Vickers holds a B.S. in Business Administration from California State University at Long Beach.

Bradford Weller joined Captiva in September 2002 as Vice President of Legal Affairs and General Counsel, and has served as Secretary of the Company since October 2002. From September 1999 to August 2002, Mr. Weller served as General Counsel, Vice President of Legal Affairs and Secretary of Wireless Facilities, Inc., a provider of radio frequency engineering and network deployment services to wireless telecommunications carriers and vendors. From 1992 to August 1999, Mr. Weller served as General Counsel for Mosaix, Inc., a telecommunications equipment and business application software developer that was acquired by Lucent Technologies in July 1999. He holds a B.A. in Economics from Stanford University and a J.D. from Hastings College of the Law.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that reports for Messrs. Bish, Russo, Vickers, Burton, and Weller regarding grants of stock options on February 11, 2004, and a report for Mr. Rose regarding an initial grant of stock options on August 3, 2004 were filed late.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation of Directors

In May of 2004, the Board amended its compensation policy to provide that each non-employee director of the Company will receive a quarterly retainer of $5,000, with the quarterly retainer for the Chairman being $10,000, and a per meeting fee (for formal Board meetings) of $1,500. In addition, the Company pays a quarterly retainer of $1,000 to any non-employee director who serves on the Compensation or Nominating and Corporate Governance Committees, with the Chairman receiving a quarterly retainer of $2,000 and a quarterly retainer of $2,000 to any non-employee director who serves on the Audit Committee, with the Chairman receiving a quarterly retainer of $3,000. In the fiscal year ended December 31, 2004, the total compensation paid to non-employee directors was $143,500 . The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Each non-employee director of the Company also receives stock option grants under the 1993 Plan. Options granted under the 1993 Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code. At the 2002 Annual Meeting of Stockholders, an amendment to the 1993 Plan was approved, effective as of that meeting, increasing the number of options granted under the 1993 Plan to a one-time grant of 20,000 options to non-employee directors upon their election or appointment to the board, and annual grants of 5,000 for each year of service as a non-employee director. At a meeting of the Board of Directors held April 24, 2003, the Board amended the 1993 Plan to eliminate the provisions of the 1993 Plan regarding such non-discretionary option grants to non-employee directors of the Company. At a meeting of the Board of Directors held July 29, 2004, the Board adopted a resolution providing for a plan to make discretionary option grants under the 1993 Plan as follows: (1) one-time grants of 10,000 options to non-employee directors upon their election or appointment to the board, vesting monthly over twelve months; and (2) upon of the Annual Meeting date of each year, a grant of 3,500 options to each non-employee director who has served at least six months prior to such date, vesting monthly over twelve months. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate.

During 2004 the Company granted options to non-employee directors of the Company as listed in the following table. The fair market value of the common stock underlying each option grant was determined by the closing sales price of the Company’s common stock as reported on the Nasdaq National Market on the date of grant.

Director	Number of Options Granted	Grant Date	Exercise Price	Vesting Schedule
James Berglund	3,500	July 29, 2004	$8.35	Monthly over one year.
Patrick L. Edsell	3,500	July 29, 2004	$8.35	Monthly over one year.
Mel S. Lavitt	3,500	July 29, 2004	$8.35	Monthly over one year.
Bruce Silver	3,500	July 29, 2004	$8.35	Monthly over one year.
Jeffrey Lenches	3,500	July 29, 2004	$8.35	Monthly over one year.
Joe A. Rose(1)	10,000	August 3, 2004	$8.06	Monthly over one year

(1)	Mr. Rose was appointed to the Board of Directors on August 3, 2004.

Compensation of Executive Officers

The following table shows for the fiscal years ended December 31, 2002, 2003 and 2004, compensation awarded or paid to, or earned by each of the Named Executive Officers at December 31, 2004:

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position100	Year	Salary ($)	Bonus ($)	Other Annual Compensation($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs(#)	LTIP Payouts ($)	All Other Compensation ($)(1)
Reynolds C. Bish (2) President & Chief Executive Officer	2004 2003 2002	$287,500 250,000 76,262	$101,520 162,500 78,002	— — —	— — —	125,000 45,000 690,000	— — —	— 7,525 385
James Vickers (3) Chief Marketing Officer, & General Manager Pixel Translations	2004 2003 2002	272,500 265,208 324,375	71,448 99,400 —	— — —	— — —	25,000 25,000 —	— — —	1,250 1,250 27,189
Rick Russo (2) Chief Financial Officer	2004 2003 2002	207,500 200,000 79,356	65,586 99,400 50,233	— — —	— — —	45,000 25,000 135,000	— — —	1,250 1,250 154
Howard Dratler Executive Vice President of Field Operations	2004 2003 2002	269,121 16,667 —	41,325 — —	— — —	— — —	— 200,000 —	— — —	1,250 — —
James T. Nicol Executive Vice President of Product Development	2004 2003 2002	210,000 39,846 —	48,600 — —	— — —	— — —	— 130,000 —	— — —	1,250 318 —

(1)	Includes matching contributions under the Company’s 401(k) plan. Also includes relocation and rental costs of $22,189 reimbursed to Mr. Vickers in 2002 and payout of vacation benefits of $7,063 to Mr. Bish in 2003.
(2)	Both Messrs. Bish and Russo joined the Company on August 1, 2002 in connection with the merger of ActionPoint, Inc. with Captiva Software Corporation, a California corporation. ActionPoint was the surviving entity in this merger, but immediately changed its name to Captiva Software Corporation.
(3)	Mr. Vickers served as Vice President of Sales from the time he joined the Company in December 2001 until August 2002, when he became Chief Marketing Officer and General Manager of Pixel Translations.

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under its 1993 Plan and its Restated 2003 Recruitment Equity Incentive Plan (the “2003 Plan”, only in connection with the recruitment of the executive officer). As of March 31, 2005, options to purchase approximately 2,636,600 shares were outstanding under these plans and options to purchase approximately 339,465 shares remained available for grant under these plans. The following tables show for the fiscal year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date
					5% ($)	10% ($)
Reynolds C. Bish	125,000	20.2265%	$12.22	02/11/14	$960,637	$2,434,442
James Vickers	25,000	4.0453	12.22	02/11/14	192,127	486,888
Rick Russo	45,000	7.2816	12.22	02/11/14	345,829	876,399
Howard Dratler	—	—	—	—	—	—
James Nicol	—	—	—	—	—	—

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Reynolds C. Bish	15,000	$147,800	448,122	153,125	$3,778,121	$(77,531)
James Vickers	—	—	121,875	78,125	1,041,281	374,969
Rick Russo	7,500	71,100	108,750	96,250	829,313	282,888
Howard Dratler	—	—	50,000	150,000	(146,500)	(439,500)
James Nicol	—	—	32,500	97,500	10,725	32,175

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2004.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining for Future Issuance
Equity compensation plans approved by stockholders	928,384	(1)	$7.16	281,654	(2)
Equity compensation plans not approved by stockholders (3),(4)	727,708		$8.90	178,655

(1)	The stockholders are being asked to approve Proposal 2, which would increase the number of shares authorized for issuance under the 1993 Plan by 1,000,000 shares.
(2)	Includes 92,709 shares reserved for issuance pursuant to the Company’s 1998 Employee Stock Purchase Plan (the “1998 ESPP”). The 1998 ESPP contains a provision under which the total number of shares reserved for issuance under the 1998 ESPP is restored to 300,000 on January 1 of each year.
(3)	Equity compensation plans not approved by shareholders consist of the Company’s 1999 Stock Plan (the “1999 Plan”) and the 2003 Plan. The 1999 Plan authorizes the issuance of up to 700,000 shares of common stock over the term of the 1999 Plan, pursuant to the grant of non-qualified stock options and the direct issuance of shares to eligible employees and independent consultants. The 2003 Plan authorizes the issuance of up to 500,000 shares of common stock over the term of the 2003 Plan, pursuant to the grant of non-qualified stock options and the direct issuance of shares to eligible employees.
(4)	Replacement options issued and outstanding under the 1994 Captiva Software Corporation Stock Option/Stock Issuance Plan and the Captiva 2002 Equity Incentive Plan were not included in equity compensation plans not approved by shareholders. In connection with the Merger with Old Captiva in July 2002, the Company assumed all options then outstanding under the 1994 Captiva Software Corporation Stock Option/Stock Issuance Plan and the Captiva 2002 Equity Incentive Plan of Old Captiva and issued new options to purchase shares of our common stock in replacement for all outstanding options to purchase common stock of Old Captiva under such plans. By virtue of the Merger, the Old Captiva options were proportionally adjusted with respect to exercise prices and the number of shares subject to each option based on the exchange ratio used in the Merger. All other terms of the Old Captiva options, such as vesting schedules, remained unchanged. The Company has not and will not make future grants under either of the Old Captiva plans subsequent to the Merger. At December 31, 2004, there were 11,480 shares reserved for issuance pursuant to options outstanding under the 1994 Captiva Software Corporation Stock Option/Stock Issuance Plan with a weighted average exercise price of $1.56 per share and 938,698 shares reserved for issuance pursuant to options outstanding under the Captiva 2002 Equity Incentive Plan with a weighted average exercise price of $2.11 per share.

For more information on the Company’s equity compensation plans, see Note 6 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC.

TEN-YEAR OPTION REPRICINGS3

Name	Date(1)	Number of Securities Underlying Options Repriced Or Amended (#)	Market Price Of Stock At Time Of Repricing Or Amendment ($)	Exercise Price At Time Of Repricing Or Amendment ($)	New Exercise Price ($)	Length Of Original Option Term Remaining At Date Of Repricing Or Amendment(2)
John Finegan	3/2/2002	50,000	2.43	8.63	2.43	4 yrs, 2 mos
		12,500	2.43	8.00	2.43	1 yr, 5 mos
		30,000	2.43	7.88	2.43	4 yrs, 11 mos
		30,000	2.43	7.25	2.43	5 yrs, 8 mos
		10,000	2.43	5.38	2.43	8 yrs, 11 mos
		36,771	2.43	5.31	2.43	7 yrs, 4 mos
Matthew Albanese	3/2/2002	20,000	2.43	8.63	2.43	4 yrs, 2 mos
		8,000	2.43	8.50	2.43	5 yrs
		9,500	2.43	8.25	2.43	5 yrs, 2 mos
		25,000	2.43	6.38	2.43	6 yrs, 3 mos
		15,000	2.43	6.13	2.43	6 yrs, 11 mos
		20,000	2.43	5.38	2.43	8 yrs, 11 mos
		45,000	2.43	5.31	2.43	7 yrs, 4 mos
		5,000	2.43	5.00	2.43	4 yrs, 8 mos
		45,000	2.43	4.56	2.43	8 yrs, 5 mos
John Stetak	3/2/2002	10,000	2.43	18.00	2.43	8 yrs
		30,000	2.43	7.25	2.43	5 yrs, 8 mos
		45,000	2.43	5.38	2.43	8 yrs, 11 mos

(1)	Options were cancelled on August 31, 2001 and re-granted on March 2, 2002 at the then current market price.
(2)	Length of original option term remained unchanged following the re-grant.
(3)	Messrs. Finegan and Stetak’s employment with the Company terminated in 2003 and 2002 respectively. Mr. Albanese has not been an executive officer of the Company since July 2002. No current executive officer of the Company has repriced any options in the last ten years.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Employment Agreements. As of August 1, 2003, the Company amended and restated its employment agreements with Messrs. Bish, Russo and Vickers. The Company has entered into employment agreements with, Mr. Dratler as of November 24, 2003 and Mr. Nicol as of September 14, 2003. The agreements with Messrs. Bish, Russo, Vickers, Dratler and Nicol provide for annual base salaries that are subject to review each year by the Compensation Committee and are currently set at $335,000, $218,400, $224,700, $220,000 and $220,500, respectively. In addition to their base salaries, each Named Executive Officer is eligible to participate in any executive benefit plan or arrangement that the Company may have in effect from time to time and to receive a potential bonus in accordance with the Company’s executive compensation or bonus plan. The Named Executive Officers also received options to purchase shares of common stock of the Company under their employment agreements. Each of the agreements provides for “at-will” employment, provided that upon termination without cause by the Company under specified circumstances, Mr. Bish is entitled to severance payments in the form of continued payments of his base salary for twelve months after his termination and continued coverage under COBRA for up to twelve months after his termination, and Messrs. Russo, Vickers, Dratler and Nicol are entitled

3 This Section is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

to severance payments in the form of continued payments of their respective base salaries for six months after their termination and continued coverage under COBRA for up to six months after their termination. In addition, if any of the Named Executive Officers is terminated without cause within twelve months following a change of control of the Company, he is entitled to receive the severance payments described above and full acceleration of all stock options then held by him.

Executive Compensation/Bonus Plan. Under the Company’s executive compensation plan for the 2005 fiscal year, Mr. Bish is eligible to receive a target bonus of $167,500, Mr. Russo is eligible to receive a target bonus of $76,440, Mr. Vickers is eligible to receive a target override of $60,000 and a target bonus of $78,645, Mr. Nicol is eligible to receive a target bonus of $55,125, and Mr. Dratler is eligible to receive a target override of $70,000 and a target bonus of $120,000. Actual bonuses may vary from the target amounts based primarily upon Company revenue or EBITA performance, with the balance dependent upon achievement of agreed upon objectives.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION4

The following is the report of the compensation committee of the board of directors, describing the compensation policies and rationale applicable to the Company’s executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2004.

Purpose of the Compensation Committee. The committee is responsible for determining compensation levels for the Company’s executive officers for each fiscal year based upon a consistent set of policies and procedures.

Committee Structure. The committee is made up of three independent, non-employee members of the board of directors who meet during the first quarter of each fiscal year to set executive officer salaries, and as needed thereafter. No prior or current member of the committee has any interlocking relationships as defined by the Securities and Exchange Commission.

Objectives of the Compensation Program. The objectives of the compensation program are: (1) to provide a means for the Company to attract and retain high-quality executives, (2) to tie executive compensation directly to the Company’s business and performance objectives, and (3) to reward outstanding individual performance that contributes to the long-term success of the Company.

Elements of Compensation. Each executive officer’s compensation package is ordinarily comprised of three elements: (1) base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group, (2) annual bonus plan compensation ordinarily payable in cash and tied to both the achievement of individual performance objectives and company financial performance goals established by the committee, and (3) long-term stock-based incentive compensation that emphasizes a focus on company growth and increased stockholder value.

Base Compensation. The base compensation for each executive officer is determined by analysing competitive salary ranges of companies similar in size and business that compete with the Company in the recruitment and retention of senior personnel. The committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that the Company would use in a comparison of stockholder returns.

4 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

For executive officers other than the Company’s chief executive officer, the committee considers specifically the following factors in determining base compensation: (1) a comparison of the Company’s growth and financial performance relative to the performance of competitors, (2) salary levels for comparable positions in the compensation comparison group and (3) each executive’s responsibility level and financial and strategic objectives for the subsequent year. The committee believes that the current base compensation for executive officers is at the mid-range of the companies in the compensation comparison group with which the Company competes for talent.

Annual Bonus Plan Compensation. The Company’s annual bonus plan provides for incentive bonus compensation to all officers and a number of key employees based on the achievement of specific corporate performance targets established during the year.

Long-Term Stock-Based Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in instalments over a four-year period contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting periods, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer is generally set to a level the committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, taking into account comparable awards to individuals in similar positions in the industry, the individual’s potential for future responsibility and promotion over the option term and the individual’s personal performance in recent periods. The committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate amount of equity incentive for that individual. The weight of these various factors will vary over time and with respect to each individual. However, the committee does not adhere to any specific guidelines as to the relative option holdings of the Company’s executive officers.

The Company’s Option Exchange Program. On July 10, 2001, the Company’s board of directors approved an option exchange program pursuant to which certain executive officers and employees were allowed to exchange all outstanding options. Options were tendered by 81 employees and 3 executive officers, and those options were cancelled by the Company on August 31, 2001. Under the option exchange program, new options having exercise prices equal to $2.43, the fair market value of the Company common stock on March 2, 2002, were granted to replace the options cancelled on August 31, 2001. The replacement options were issued with the same vesting terms as the options which they replaced. Any employee whose employment terminated prior to March 2, 2002 was not eligible to have his or her options replaced.

Stock options are intended to provide incentives to the Company’s executive officers and employees. The compensation committee believes that such equity incentives are a significant factor in the Company’s ability to attract, retain and motivate key employees who are critical to the Company’s long-term success. The compensation committee further believes that, at their original exercise prices, the disparity between the exercise price of these options and the then market prices for the Company’s common stock did not provide meaningful incentives to the employees holding the options. A review of other companies in the software industry indicates that some of these companies have been confronted with this problem and have made similar adjustments in option prices to motivate their employees.

The board of directors approved the option exchange program as a means of ensuring that optionees will continue to have meaningful equity incentives to work toward the Company’s success. The option exchange program was deemed by the board of directors to be in the best interests of the Company and its stockholders.

Chief Executive Officer’s Compensation. Compensation for the chief executive officer is generally determined by a process similar to that discussed above for executive officers. Mr. Bish’s base compensation for fiscal 2004 was established by the Committee in February of 2004, based on the objective of having his base salary keep pace with salaries being paid to similarly situated chief executive officers, also taking into account an evaluation of his personal performance. The committee intends base salary to provide Mr. Bish with a level of stability and certainty each year and intends that this particular component of compensation not be affected to any significant degree by company performance factors.

The remaining components of Mr. Bish’s 2004 compensation, however, were dependent upon the Company’s financial performance and provided no dollar guarantees. Incentive bonus compensation for Mr. Bish for the 2004 fiscal year was largely dependent on the achievement of specific corporate performance targets established as set forth above in the discussion of the annual bonus plan compensation.

Deduction Limit for Executive Compensation. Section 162(m) of the Internal Revenue Code, enacted in 1993, limits federal income tax deductions for compensation paid to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions.

The committee believes that option grants under the 1993 option plan are exempt from the deduction limit. Because it is unlikely that other compensation payable to any executive of the Company has materially exceeded or would exceed the deduction limit in the near future, the Committee has not yet considered whether it will seek to qualify compensation other than options for the performance-based exception or will prohibit the payment of compensation that would materially exceed the deduction limit. However, in approving the amount and form of compensation for executives of the Company, the committee will continue to consider all elements of cost to the Company of providing that compensation.

Submitted by the compensation committee of the Company’s board of directors:

April 11, 2005

Mel S. Lavitt, Chairman

Joe A. Rose

Jeffrey Lenches

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Company’s compensation committee is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s board of directors or compensation committee.

Performance Measurement Comparison(1)

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1998 for (i) the Company’s common stock, (ii) the S & P Midcap 400 Index and (iii) the S & P Information Technology Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CAPTIVA SOFTWARE CORPORATION, THE S & P MIDCAP 400 INDEX

AND THE S & P INFORMATION TECHNOLOGY INDEX

*	$100 invested on 12/31/99 in stock or index-including investment of dividends. Fiscal year ending December 31.
Copyright © 2002, Standard & Poor’s a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to its certificate of incorporation, the Company limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by Delaware law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition, the bylaws of the Company require that the Company indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Captiva stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Captiva Software Corporation, Investor Relations, 10145 Pacific Heights Blvd., 6th Floor, San Diego, CA 92121.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Bradford Weller

Secretary

April 21, 2005

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004 is available without charge upon written request to: Corporate Secretary, Captiva Software Corporation, 10145 Pacific Heights Blvd., 6th Floor, San Diego, CA 92121.

Appendix A

Audit Committee Charter

CAPTIVA SOFTWARE CORPORATION

AUDIT COMMITTEE CHARTER

Role & Purpose

The purpose of the Audit Committee (the “Audit Committee” or “Committee”) of the Board of Directors (the “Board”) of Captiva Software Corporation (the “Company”) is to assist the Board in fulfilling the oversight responsibilities of the Board with respect to (i) the quality and integrity of the Company’s financial statements and reports, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditor, (iv) the performance of the Company’s internal audit function (if applicable), (v) the Company’s systems of internal controls regarding finance and accounting established by Management and the Board, and (vi) the Company’s auditing, accounting, and financial reporting processes generally. The Company’s independent auditors, in their capacity as independent public accountants, shall be responsible to the Board and the Committee as representatives of the stockholders and shall report directly to the Audit Committee. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditors and Management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

Composition and Organization

Members shall be elected annually by the full Board and shall serve until the earlier of the appointment of their respective successors, the end of their service as a Director of the Company or their resignation from the Committee. A chairperson of the Committee may be appointed either by the Board of Directors or by election by vote of a majority of the full Committee. The Committee may form and delegate authority to subcommittees when appropriate.

The Audit Committee shall be composed entirely of independent Directors. The membership of the Committee shall consist of at least three Directors, each of whom shall satisfy the independence, financial literacy and experience requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards under Nasdaq’s Marketplace Rules applicable to Committee members as in effect from time to time. At least one member of the Committee shall (i) have “accounting or related financial management expertise” (within the meaning of such term as defined from time to time by Nasdaq) by the deadlines established by the Nasdaq National Market (“Nasdaq”) from time to time for having a member with such expertise as determined by the Board, and (ii) be a “financial expert” (as such term may be defined by the Securities and Exchange Commission (the “SEC”)), no later than the deadline established by the SEC for affected issuers to have such a Director.

To the extent contemplated by the requirements of Nasdaq, the only compensation that an Audit Committee member may receive from the Company shall be fees for such members’ service on the Board or any committee of the Board.

The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Audit Committee shall be prepared and maintained with the Company’s corporate records. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

No Audit Committee member may serve on the audit committee of more than three public companies at any one time.

Duties & Responsibilities

The Audit Committee’s responsibilities and duties shall be to:

•	Be directly responsible for the selection and appointment, retention, compensation, termination and oversight of the work of the Company’s independent auditor, including the approval of all audit engagement fees and terms.

•	Review and discuss with Management and the independent auditor any material conflicts or disagreements between Management and the independent auditor regarding financial reporting, accounting practices or policies and resolve any disagreements between Management and the independent auditor regarding financial reporting.

•	Review in advance, and grant any appropriate pre-approvals of (i) all audit, review and attest services to be performed by the independent auditor, as well as the scope and plans for the audit and (ii) all non-audit services to be provided by the independent auditor as permitted under the Exchange Act, as well as the scope of such service and the compensation to be paid for such service. The Committee may delegate pre-approval authority to one or more Committee members so long as such pre-approval decisions are presented to the full Committee at the next scheduled meeting.

•	Review and approve disclosures required to be included in periodic reports filed under the Exchange Act with respect to non-audit services provided by the independent auditor.

•	On an annual basis, review and discuss with the independent auditor all relationships between the independent auditor and the Company in order to evaluate the independent auditor’s continued independence. The Committee shall ensure annual receipt of a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company in accordance with the standards set by the Independence Standards Board and shall discuss with the independent auditor all disclosed relationships or services that may affect auditor independence or objectivity.

•	At least annually, obtain and review a report by the independent auditor describing (i) the independent auditor’s internal quality control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

•	Review all reports required to be submitted by the independent auditor to the Committee under the Exchange Act.

•	Evaluate the independent auditor’s qualifications and performance (including the review and evaluation of the lead partner of the independent auditor), taking into account the opinions of Management and the Company’s internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the full Board.

•	Confirm that the lead audit partner, or the audit partner responsible for reviewing the audit, of the independent auditor has not performed audit services for the Company for each of the five previous fiscal years.

•	Review the Company’s balance sheet, profit and loss statement and statements of cash flows and stockholders’ equity for each interim period, and any changes in accounting policy that have occurred during the interim period.

•	Review and discuss with Management and the independent auditor, prior to filing with the SEC, the annual audited financial statements and quarterly financial statements included in any periodic report filed with the SEC and the Company’s disclosures under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in any filing with the SEC.

•	Review and discuss with Management and the independent auditors, as appropriate, earnings press releases (including the use of any “pro forma” or “adjusted” non-GAAP presentations), as well as financial information and earnings guidance provided to analysts and rating agencies. It is anticipated that the discussions described in this paragraph may include quality of earnings, discussions of significant items subject to estimate, consideration of the quality and acceptability of accounting principles, audit adjustments (whether or not recorded), and such other inquiries as may be deemed appropriate by the Audit Committee.

•	Prepare the report required by the SEC to be included in the Company’s annual proxy statement and any other committee reports required by applicable securities laws or stock exchange listing requirements or rules.

•	Discuss guidelines and policies governing the procedures for risk assessment and risk management, including discussion of the Company’s major financial risk exposures and the steps Management has taken to monitor and control such exposures.

•	Approve and report to the Board regarding any transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board or otherwise, between (i) the Company and (ii) any employee, officer or director of the Company, or any affiliates of the foregoing, and approve any such transactions as required under the rules of Nasdaq or Company policies or procedures, including the Company’s Code of Ethics and Business Conduct.

•	Review with counsel, the independent auditor and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that could have a material impact on the Company’s financial statements, if, in the judgment of the Audit Committee, such review is necessary or appropriate.

•	Meet periodically in separate sessions, in person or telephonically, with Management, with internal auditors or other personnel responsible for the internal audit function (if applicable) and with the independent auditor to discuss matters that the Committee, Management, the internal auditors or the independent auditor believe should be discussed privately with the Committee.

•	Review with the independent auditor any audit problems or difficulties (including any restrictions on the scope of the independent auditor’s activities or on access to the requested information, and any significant disagreements with Management) and Management’s response, as well as any material written communication between the independent auditor and Management.

•	Discuss the responsibilities, budget and staffing of the Company’s internal audit function, if appropriate.

•	Periodically discuss with Management and the independent auditor the scope, quality and adequacy of the Company’s internal controls over financial reporting.

•	Set hiring policies for employees or former employees of the independent auditor.

•	Establish procedures, when and as required by applicable laws and rules, for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Report regularly to the Board, by means of written or oral reports, submission of minutes of Committee meetings or otherwise, from time to time or whenever it shall be called upon to do so, including a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the Company’s internal audit function.

•	Review this Charter annually for possible revision and recommend any proposed changes to the Board for approval.

•	Consider and review with Management, the independent auditor, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

Authority and Resources

The Committee shall have the sole authority to hire and fire independent auditors and to approve any significant non-audit relationship with the independent auditors.

The Committee shall have the authority to retain outside legal, accounting or other advisors, as it determines necessary to carry out its duties. The Committee shall determine the extent of funding necessary for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any independent legal, accounting or other advisors retained to advise the Committee.

Interpretation and Determination

The Committee shall have the power and authority to interpret this Charter and make any determinations as to whether any act taken has been taken in compliance with the terms hereof.

Evaluation

The Committee shall conduct an annual performance evaluation of this Committee.

Disclosure

This Charter shall be made available on the Company’s website.

DETACH HERE

ZCAT92

PROXY

CAPTIVA SOFTWARE CORPORATION

Annual Meeting of Stockholders

May 26, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints REYNOLDS C. BISH and RICK RUSSO and each or either of them as attorneys and proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of Common Stock of Captiva Software Corporation, held of record by the undersigned on April 8, 2005, at the Annual Meeting of Stockholders of Captiva Software Corporation to be held May 26, 2005, or at any continuation, adjournment or postponement thereof, with all the powers that the undersigned would posses if personally present, upon and in respect of the following matters, in accordance with the following instructions and with discretionary authority as to any and all other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR Proposal Nos. 1, 2 and 3. This Proxy, when properly executed, will be voted as specified on the reverse side. This Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3 if no specification is made.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

CAPTIVA SOFTWARE CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/cptv

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZCAT91

Please mark votes as in this example.

#CAT

1.Election of Directors. The Board of Directors recommend a vote for the nominees for director listed below.

Nominees: (01) Reynolds C. Bish, (02) Joe A. Rose, (03) Patrick L. Edsell, (04) Bruce Silver, (05) Jeffrey J. Lenches, (06) Mel S. Lavitt

FOR ALL NOMINEES

WITHHELD FROM ALL NOMINEES

For all nominees except as noted above

The Board of Directors recommend a vote for proposals 2 and 3.

2. To approve an increase in the aggregate number of shares of common stock authorized for issuance under the Amended and Restated 1993 Stock Option/Stock Issuance Plan by 1,000,000 shares.

FOR AGAINST

ABSTAIN

3. To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company.

FOR

AGAINST ABSTAIN

4.In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:

Date:

Signature:

Date: